Terex Reports Third Quarter 2026 Results

•Sales of $2.2 billion, up 58.4% on a reported basis, pro forma sales up 11.6%
•Net income of $114 million, adjusted1 net income of $171 million
•Adjusted1 EBITDA7 of $286 million or 13.0% margin
•Diluted EPS of $1.00 and adjusted1 Diluted EPS2 of $1.50
•Bookings of $2.3 billion increased 52.7% year over year on a pro forma13 basis
•Refining 2026 Outlook5: Sales of $8.0 to $8.2 billion, Adjusted1 EBITDA7 of $930 million to $960 million with 11.7% Adjusted1 EBITDA7 margin at the midpoint, and Free cash flow of $360 million to $400 million
•Board approves a new $500 million share repurchase authorization

Norwalk, CT, October 28, 2026 -- Terex Corporation (NYSE: TEX), a global leader in specialized equipment, serving essential sectors such as emergency services, waste and recycling, utilities, and construction, today announced its results for the third quarter 2026.

CEO Commentary

“Terex delivered higher sales, adjusted EBITDA and cash flow in the third quarter versus the prior year, with solid order activity increasing across all four segments, resulting in $7 billion backlog that provides meaningful forward visibility across the portfolio. We are also making progress integrating the expanded company, capturing synergies, and applying more consistent operating discipline to improve execution and returns,” Simon Meester, Terex President & CEO said.

“Over the past few months we have made good progress in the process of separating the Aerials segment, by advancing the carve-out work and moving from evaluating inbound interest to active engagement with multiple strategic counterparties. At the same time, the Aerials team remains focused on serving customers, growing the business and improving performance. Our priority is to achieve a successful outcome that maximizes value for Terex shareholders.”

Third Quarter Operational and Financial Highlights
•$7.0 billion backlog increased $802 million, or 12.9% on a pro forma basis, versus the prior year, driven by increased bookings in each segment. Bookings of $2.3 billion increased 52.7% year over year on a pro forma basis and reflects a book-to-bill of 103%.
•Net sales of $2.2 billion were 58.4% higher than the third quarter of 2025 on a reported basis. Pro forma net sales grew by 11.6% year over year, driven by growth in Materials Processing ("MP"), Specialty Vehicles ("SV"), and Aerials.
•Adjusted1 EBITDA of $286 million increased on a pro forma basis by $35 million, or 13.9%, compared to the third quarter of 2025. The year-over-year change was driven by meaningful improvements in the MP and SV segments.
•Net income was $114 million, or $1.00 per diluted share, compared to $65 million, or $0.98 per diluted share, in the third quarter of 2025. Adjusted1 net income was $171 million, or $1.50 per diluted share for the third quarter of 2026, compared to $100 million, or $1.50 per diluted share, in the third quarter of 2025.

Business Segment Review

Environmental Solutions
•Net sales of $400 million were down 8.0% or $35 million year over year, primarily due to lower shipments of refuse collection vehicles ("RCVs"), partially offset by higher utilities product sales.
•Adjusted1 EBITDA was $61 million or 15.3% of net sales for the third quarter of 2026, compared to $83 million, or 19.2% of net sales in the prior year. The decrease was driven by unfavorable mix, inefficiencies related to a production ramp up in Utilities, under-absorption associated with lower refuse collection vehicle production volume and inflationary pressures.

Materials Processing
•Net sales of $434 million were up 4.1% or $17 million year over year. On a pro forma13 basis, net sales were up 11.3% year over year, driven by increased shipments across most product categories, with the largest increase coming from Aggregates in North America.
•Adjusted1 EBITDA was $84 million, or 19.3% of net sales for the third quarter of 2026, compared to the prior year of $56 million, or 13.5% of net sales and $55 million, or 14.0% of net sales, on a pro forma13 basis. The improvement was driven by higher shipment volume, favorable mix, price cost discipline, and improved absorption driven by higher production volumes.

Specialty Vehicles
•Net sales of $657 million were up 8.1% or $49 million year over year on a pro forma13 basis, driven by increased shipments of fire apparatus and recreational vehicles.
•Adjusted1 EBITDA was $105 million, or 16.0% of net sales for the third quarter of 2026, compared to $79 million, or 13.0% of net sales on a pro forma13 basis in the prior year. The increase was primarily due to operational efficiency and price cost discipline, partially offset by inflationary pressures.

Aerials
•Net sales of $709 million were up 32.0% or $172 million year over year, primarily due to higher shipment volume resulting from strong demand from national customers and increased customer capital spending on large projects.
•Adjusted1 EBITDA was $62 million, or 8.7% of net sales, for the third quarter of 2026, compared to $56 million, or 10.5% of net sales in the prior year. The change was primarily due to higher sales and cost out actions, partially offset by unfavorable customer mix, inflationary and tariff pressures.

Balance Sheet and Liquidity
•Free cash flow7 of $209 million, up $79 million from the prior year period.
•As of September 30, 2026, liquidity (cash and availability under our revolving line of credit) was $1.2 billion.
•During the third quarter of 2026, Terex deployed $32 million in capital expenditures and investments to support future business growth and operational improvements.
•During the third quarter of 2026, Terex returned $19 million to shareholders through dividends and $72 million through share repurchases, leaving approximately $111 million available for repurchase under our current share repurchase programs.
•The Board of Directors authorized a new $500 million share repurchase program, totaling $611 million available for repurchase.

CFO Commentary

“Terex delivered solid third-quarter financial performance, with pro forma sales growth of approximately 12% and pro forma adjusted EBITDA growth of 14%, reflecting higher volumes, solid operating execution and realized synergies. Improved working capital efficiency contributed to $241 million of operating cash flow and $209 million of free cash flow during the quarter. We returned $91 million to shareholders through share repurchases and dividends while reducing debt by $113 million,” said Jennifer Kong-Picarello, Terex Senior Vice President and Chief Financial Officer. “The Board’s new $500 million share repurchase authorization provides additional flexibility to return capital opportunistically within our balanced capital allocation framework, while maintaining the capacity to invest in the business and strengthen the balance sheet.”

2026 Outlook
Based on third quarter performance, backlog visibility, and synergy realization, the company is refining its full year outlook. It expects 2026 sales to grow approximately 8.5% on a pro forma14 basis to $8.0 to $8.2 billion, Adjusted1 EBITDA to grow by approximately 10% year over year on a pro forma14 basis to between $930 million and $960 million, or 11.7% Adjusted1 EBITDA margin at the mid-point, and Free cash flow of $360 million to $400 million. The Adjusted1 Diluted EPS2 outlook of $4.80 - $5.00 includes the following assumptions/commentary:

•11 months impact of the new Specialty Vehicle segment (former REV)
•~$28 million of realized synergies for 2026, on-target to achieving a $75 million annual run-rate within 2 years
•Excludes the divested MP cranes and Midwest RV business results
•Current tariff rates
•Interest of ~$180 million, consistent with pro-forma 2025
•Full year effective tax rate of ~19%
•Full year average diluted shares outstanding of ~110 million for 2026, including ~113 million in Q4

Terex Outlook[4,5,6,10,11,12,14]
Net Sales[3]	$8.0B - $8.2B
Adjusted EBITDA[1]	$930M - $960M
Adjusted Diluted EPS[1,2]	$4.80 - $5.00
Free Cash Flow[1]	$360M - $400M

Segment Net Sales Outlook[5]
	Prior Year Baseline	2026
Environmental Solutions	$1,691	Flat
Materials Processing[8]	$1,578	LDD
Specialty Vehicles[9]	$2,179	HSD
Aerials	$2,060	LDD
Figures in millions
LDD = revenue up low double-digits
HSD = revenue up high single-digits

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Wednesday, October 28, 2026 beginning at 8:30 a.m. ET. Simon A. Meester, President and CEO, and Jennifer Kong-Picarello, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 15 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

1 Non-GAAP financial measures included within this press release are referred to as “Adjusted” or “non-GAAP.” Refer to the glossary for definitions and/or reconciliations.
2 Full year diluted share count ~110 million; Q4 diluted share count ~113 million.
3 Legacy sales expected to increase by ~10% vs. 2025 excluding the tower and rough terrain cranes divestiture.
4 Outlook assumes that tariffs broadly remain at current rates.
5 Includes REV businesses for the period February 2 - December 31.
6 Excludes the impact of future acquisitions, divestitures, restructuring and other unusual items.
7 Free cash flow and Adjusted EBITDA are non-GAAP financial measures.
8 2025 comparable MP revenue excludes Cranes divestiture.
9 2025 comparable SV revenue shown on a pro forma basis reflecting February 2 - December 31 2025, excludes Lance & Midwest RV businesses
10 Interest / Other Expense ~$180 million
11 Tax rate ~19%
12 Depreciation & Amortization of ~$95 million excluding amortization pertaining to purchase price accounting and non-cash interest costs
13 Pro forma information presents past performance as if certain events, such as mergers, acquisitions or divestitures, had occurred at an earlier date to illustrate comparable performance.
14 The Company is not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. See "Glossary _ Non-GAAP Measures Definition - 2026 Outlook" below for additional information.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in Mr. Meester's and Ms. Kong-Picarello's quotations, our Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•we may be unable to successfully integrate acquired or merged businesses, including REV Group, Inc. (“REV”), and we may not realize the anticipated benefits of any merged or acquired business;
•we may be unable to effectively manage our expanded operations following the completion of the recent transaction with REV;
•potential divestitures and any retained liabilities related thereto may negatively impact our business;
•the timing and amount of benefits from our strategic initiatives may not be as expected;
•our industry is highly competitive and subject to pricing pressure, and we may fail to compete effectively;
•we may experience disruptions within our dealer network;
•the imposition of new, postponed or increased international tariffs;
•general economic conditions, government spending priorities and the cyclical nature of markets we serve;
•our outstanding debt and need to comply with covenants contained in our debt agreements;
•we may be unable to generate sufficient cash flow to service our debt obligations and operate our business;
•our access to capital markets and borrowing capacity could be limited;
•we may face cancellations, reductions or delays in customer orders, customer breaches of purchase agreements, backlog reductions or be unable to meet customer delivery schedules;
•currency exchange and translation risk;
•the financial condition of customers and dealers and their continued access to capital;
•exposure from providing credit support for some of our customers and dealers;
•we may experience losses in excess of recorded reserves;
•our common stock may be affected by factors different from those previously disclosed, and may decline as a result of the transaction with REV;
•political, economic and other risks that arise from operating a multinational business;
•changes in the availability and price of certain materials and components, which may result in supply chain disruptions;
•consolidation within our customer base and suppliers;
•failure of our equipment to perform as expected;
•a material disruption to one of our significant facilities;
•a failure of a key information technology system or a breach of our information security from increased cybersecurity threats and more sophisticated computer crime;
•issues related to the development, deployment and use of artificial intelligence technologies in our business operations, information systems, products and services;
•increased regulatory focus on privacy and data security issues and expanding laws;
•product liability claims, litigation and other liabilities;
•compliance with the United States (“U.S.”) Foreign Corrupt Practices Act, the U.K. Bribery Act and similar worldwide anti-corruption laws;
•compliance with environmental, health and safety laws and regulations and failure to meet sustainability requirements or expectations;
•compliance with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”);
•our ability to attract, develop, engage and retain qualified team members;
•possible work stoppages and other labor matters; and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global leader in specialized equipment solutions, serving essential sectors such as emergency services, waste and recycling, utilities, and construction. Our diversified portfolio positions us in resilient, high-demand markets with strong long-term growth potential.

We design and manufacture advanced specialty vehicles—including fire, ambulance, and recreational vehicles—alongside waste collection vehicles, materials processing machinery, mobile elevating work platforms, and equipment for the electric utility industry. Through our global dealer, parts and service network and true value-creating digital solutions, we deliver best-in-class lifecycle support, helping customers maximize return on investment.

With a strong manufacturing footprint in the United States and operations across Europe, India, and Asia Pacific, Terex combines global reach with local expertise to capture opportunities worldwide. Our strategy is clear: exceed customer expectations, invest in innovation, leverage our diversified portfolio, and deliver consistent, profitable growth for our shareholders.

For more information, please visit www.terex.com.

Contact Information
Drew Konop, CFA
VP Investor Relations
Email: InvestorRelations@Terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025
Net sales	$2,197	$1,387	$6,169	$4,103
Cost of goods sold	(1,762)	(1,088)	(5,083)	(3,248)
Gross profit	435	299	1,086	855
Selling, general and administrative expenses	(199)	(142)	(650)	(465)
Amortization of purchased intangibles	(53)	(17)	(148)	(52)
Operating profit	183	140	288	338
Other income (expense)
Interest income	5	3	14	7
Interest expense	(49)	(45)	(147)	(132)
Other (expense) income – net	(4)	(4)	(8)	(4)
Income before income taxes	135	94	147	209
Provision for income taxes	(21)	(29)	(16)	(51)
Income from continuing operations	114	65	131	158
Income from discontinued operations – net of tax	—	—	4	—
Net income	$114	$65	$135	$158

Basic earnings per share
Income from continuing operations	$1.01	$0.99	$1.22	$2.40
Income from discontinued operations – net of tax	—	—	0.04	—
Net income	$1.01	$0.99	$1.26	$2.40
Diluted earnings per share:
Income from continuing operations	$1.00	$0.98	$1.21	$2.38
Income from discontinued operations – net of tax	—	—	0.04	—
Net income	$1.00	$0.98	$1.25	$2.38
Weighted average number of shares outstanding in per share calculation
Basic	113.3	65.6	107.5	65.9
Diluted	114.0	66.2	108.3	66.4

Net income	$114	$65	$135	$158
Other comprehensive income (loss)	1	(8)	(11)	98
Comprehensive income	$115	$57	$124	$256

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except par value)

	September 30, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$407	$772
Other current assets	2,991	1,953
Total current assets	3,398	2,725
Non-current assets
Property, plant and equipment – net	966	760
Other non-current assets	5,932	2,654
Total non-current assets	6,898	3,414
Total assets	$10,296	$6,139

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$24	$6
Other current liabilities	1,905	1,181
Total current liabilities	1,929	1,187
Non-current liabilities
Long-term debt, less current portion	2,554	2,578
Other non-current liabilities	855	279
Total non-current liabilities	3,409	2,857
Total liabilities	5,338	4,044

Total stockholders’ equity	4,958	2,095
Total liabilities and stockholders’ equity	$10,296	$6,139

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended September 30,
	2026	2025
Operating Activities
Net income	$135	$158
Depreciation and amortization	246	113
Changes in operating assets and liabilities and non-cash charges	(43)	(36)
Net cash provided by operating activities	338	235
Investing Activities
Capital expenditures	(90)	(84)
Other investing activities, net	(429)	40
Net cash used in investing activities	(519)	(44)
Financing Activities
Net cash used in financing activities	(177)	(98)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7)	28
Net (Decrease) Increase in Cash and Cash Equivalents	(365)	121
Cash and Cash Equivalents at Beginning of Period	772	388
Cash and Cash Equivalents at End of Period	$407	$509

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q3				Year to Date
	2026		2025		2026		2025
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$2,197		$1,387		$6,169		$4,103
Adjusted EBITDA	286	13.0%	186	13.4%	727	11.8%	495	12.1%

ES
Net sales	$400		$435		$1,267		$1,264
Adjusted EBITDA	61	15.3%	83	19.2%	215	17.0%	251	19.8%

MP
Net sales	$434		$417		$1,317		$1,253
Adjusted EBITDA	84	19.3%	56	13.5%	234	17.8%	162	12.9%

SV
Net sales	$657		$—		$1,744		$—
Adjusted EBITDA	105	16.0%	—	*	262	15.0%	—	*

Aerials
Net sales	$709		$537		$1,851		$1,594
Adjusted EBITDA	62	8.7%	56	10.5%	100	5.4%	131	8.2%

Corp and Other / Eliminations
Net sales	$(3)		$(2)		$(10)		$(8)
Adjusted EBITDA	(26)	*	(9)	*	(84)	*	(49)	*
* Not a meaningful percentage

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended September 30, 2026, unless otherwise indicated.

2026 Outlook

The Company's 2026 outlook for Adjusted EBITDA, adjusted diluted earnings per share, and free cash flow are non-GAAP financial measures because they exclude the impact of potential future acquisitions, divestitures, restructuring, tariffs, trade policies and other unusual items. The Company is not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2026 GAAP financial results. This forward looking information provides guidance to investors about the Company's 2026 Outlook excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates a non-GAAP measure of free cash flow that is defined as Net cash provided by operating activities less Capital expenditures, net of proceeds from sale of capital assets. The Company believes this measure provides management and investors further useful information on cash generation in our primary operations. The following table reconciles Net cash provided by operating activities to free cash flow (in millions):

	Three Months Ended September 30,
	2026	2025
Net cash provided by operating activities	$241	$154
Capital expenditures, net of proceeds from sale of capital assets	(32)	(24)
Free cash flow	$209	$130

GAAP to Non-GAAP Reconciliation: Q3 2026

	Q3 2026 GAAP	Restructuring and Other	Deal related	Purchase Price Accounting	Divestitures	Q3 2026 Adjusted (non-GAAP)
Net Sales	$2,197	—	—	—	—	$2,197
Gross Profit	435	—	—	5	—	440
% of Sales	19.8%					20.0%
SG&A	(199)	(15)	9	2	23	(180)
Amortization of Purchased Intangibles	(53)	—	—	53	—	—
SG&A % of Sales	(9.1%)					(8.2%)
Operating Profit	$183	(15)	9	60	23	$260
Operating Margin	8.3%					11.9%
Net Interest (Expense)	(44)	—	—	—	—	(44)
Other (Expense) - Net	(4)	—	—	—	—	(4)
Income Before Income Taxes	135	(15)	9	60	23	212
(Provision For) Benefit From Income Taxes	(21)	4	(3)	(15)	(6)	(41)
Effective Tax Rate	15.6%					19.3%
Net Income	$114	(11)	6	45	17	$171
Earnings per Diluted Share	$1.00	$(0.10)	$0.05	$0.40	$0.15	$1.50

GAAP to Non-GAAP Reconciliation: Q3 2025

	Q3 2025 GAAP	Restructuring and Other	Deal Related	Purchase Price Accounting	Equity Security Related	Tax	Q3 2025 Adjusted (non-GAAP)
Net Sales	$1,387	—	—	—	—	—	$1,387
Gross Profit	299	3	—	3	—	—	305
% of Sales	21.6%						22.0%
SG&A	(142)	2	3	—	—	—	(137)
Amortization of Purchased Intangibles	(17)	—	—	17	—	—	—
SG&A % of Sales	(10.2%)						(9.9%)
Operating Profit	$140	5	3	20	—	—	$168
Operating Margin	10.1%						12.1%
Net Interest (Expense)	(42)	—	—	—	—	—	(42)
Other (Expense) Income - Net	(4)	—	1	—	1	—	(2)
Income Before Income Taxes	94	5	4	20	1	—	124
(Provision For) Benefit From Income Taxes	(29)	(1)	(1)	(4)	—	11	(24)
Effective Tax Rate	31.4%						19.9%
Net Income	$65	4	3	16	1	11	$100
Earnings per Diluted Share	$0.98	$0.06	$0.04	$0.24	$0.01	$0.17	$1.50

GAAP to Non-GAAP Reconciliation: YTD Q3 2026

	YTD Q3 2026 GAAP	Restructuring and Other	Deal related	Purchase Price Accounting	Divestitures	Equity Security Related	Tax	YTD Q3 2026 Adjusted (non-GAAP)
Net Sales	$6,169	—	—	—	—	—	—	$6,169
Gross Profit	1,086	4	—	112	—	—	—	1,202
% of Sales	17.6%							19.5%
SG&A	(650)	(12)	90	5	20	—	—	(547)
Amortization of Purchased Intangibles	(148)	—	—	148	—	—	—	—
SG&A % of Sales	(10.5%)							(8.9%)
Operating Profit (Loss)	$288	(8)	90	265	20	—	—	$655
Operating Margin	4.7%							10.6%
Net Interest (Expense)	(133)	—	—	—	—	—	—	(133)
Other (Expense) - Net	(8)	—	—	—	—	1	—	(7)
Income (Loss) Before Income Taxes	147	(8)	90	265	20	1	—	515
(Provision For) Benefit From Income Taxes	(16)	1	(16)	(63)	(5)	—	6	(93)
Effective Tax Rate	11.0%							18.1%
Income (Loss) from Continuing Operations	$131	(7)	74	202	15	1	6	$422
Earnings (Loss) per Diluted Share	$1.21	$(0.06)	$0.67	$1.87	$0.14	$0.01	$0.06	$3.90

GAAP to Non-GAAP Reconciliation: YTD Q3 2025

	YTD Q3 2025 GAAP	Restructuring and Other[1]	Deal Related	Purchase Price Accounting	Litigation Related	Equity Security Related	Tax	YTD Q3 2025 Adjusted (non-GAAP)
Net Sales	$4,103	—	—	—	—	—	—	$4,103
Gross Profit	855	11	—	9	—	—	—	875
% of Sales	20.8%							21.3%
SG&A	(465)	11	11	1	10	—	—	(432)
Amortization of Purchased Intangibles	(52)	—	—	52	—	—	—	—
SG&A % of Sales	(11.3%)							(10.5%)
Operating Profit	$338	22	11	62	10	—	—	$443
Operating Margin	8.2%							10.8%
Net Interest (Expense)	(125)	—	—	—	—	—	—	(125)
Other (Expense) Income - Net	(4)	—	3	—	—	(3)	—	(4)
Income (Loss) Before Income Taxes	209	22	14	62	10	(3)	—	314
(Provision For) Benefit From Income Taxes	(51)	(5)	(4)	(13)	(2)	1	13	(61)
Effective Tax Rate	24.5%							19.7%
Net Income (Loss)	$158	17	10	49	8	(2)	13	$253
Earnings (Loss) per Diluted Share	$2.38	$0.26	$0.15	$0.74	$0.12	$(0.04)	$0.20	$3.81

1Includes previously disclosed adjustments in Q1 2025 pertaining to Accelerated vesting / Severance and Tariff related activity

Segment Operating Profit and Adjusted Operating Profit: Q3 2026 and Q3 2025

	Three Months Ended September 30,
	2026				2025
	ES	MP1	SV1	Aerials	ES	MP	Aerials
Operating Profit	$52	$75	$43	$54	$58	$52	$45
Restructuring and Other	(16)	—	—	1	1	(1)	5
Purchase Price Accounting	20	—	37	—	20	—	—
Divestitures	—	3	20	—	—	—	—
Adjusted Operating Profit	$56	$79	$99	$55	$79	$51	$50

Net Sales	$400	$434	$657	$709	$435	$417	$537
OP Margin %	13.0%	17.3%	6.5%	7.6%	13.3%	12.5%	8.4%
Adjusted OP Margin %	14.1%	18.2%	15.1%	7.8%	18.3%	12.4%	9.2%
1Column does not foot due to rounding

Segment Operating Profit and Adjusted Operating Profit: YTD Q3 2026 and Q3 2025

	Nine Months Ended September 30,
	2026				2025
	ES	MP	SV	Aerials	ES	MP	Aerials
Operating Profit	$156	$221	$28	$73	$175	$137	$93
Restructuring and Other	(15)	—	—	7	1	10	9
Purchase Price Accounting	60	—	196	—	62	—	—
Litigation Related	—	—	—	—	—	—	10
Divestitures	—	(2)	22	—	—	—	—
Adjusted Operating Profit	$201	$219	$246	$80	$238	$147	$112

Net Sales	$1,267	$1,317	$1,744	$1,851	$1,264	$1,253	$1,594
OP Margin %	12.3%	16.8%	1.6%	3.9%	13.8%	10.9%	5.8%
Adjusted OP Margin %	15.9%	16.6%	14.1%	4.3%	18.9%	11.8%	7.0%

Reconciliation of Q3 2026 Pro Forma Net Sales Performance

Three Months Ended September 30,
2026 Net Sales (as reported)	$2,197

2025 Net Sales (as reported)	1,387
Less: MP Cranes Impact[1]	(27)
Plus: Specialty Vehicles	608
2025 Net Sales (pro forma)	$1,968

Pro Forma YoY Change in Net Sales	$229
11.6%
1 The Adjusted EBITDA impact from the divested MP Cranes business was $2 million for the three months ended September 30, 2025

EBITDA
EBITDA is defined as earnings, before interest, other non-operating income (loss), income (loss) attributable to non-controlling interest, taxes, depreciation and amortization. The Company calculates this by subtracting the following items from Net income (loss): (Gain) loss on disposition of discontinued operations- net of tax; and (Income) loss from discontinued operations – net of tax. Then adds the Provision for (benefit from) income taxes; Interest & Other (Income) Expense; the Depreciation and Amortization amounts reported in the Consolidated Statement of Cash Flows less amortization of debt issuance costs that are recorded in Interest expense. Adjusted EBITDA is defined as EBITDA plus certain SG&A and other income/expenses the company believes are not indicative of ongoing operating performance.

Terex believes that disclosure of EBITDA and Adjusted EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

EBITDA and Adjusted EBITDA: Q3 2026 QTD

	Three Months Ended September 30, 2026
	ES	MP3	SV3	Aerials	Corporate and Other / Elims	Total
Net income (loss)[1]	$52	$71	$39	$53	$(101)	$114
Provision for income taxes	—	—	—	—	21	21
Interest income	—	—	—	—	(5)	(5)
Interest expense	—	4	4	—	41	49
Other expense - net	—	—	—	1	3	4
Operating Profit (Loss)	$52	$75	$43	$54	$(41)	$183
Depreciation[2]	5	4	7	7	3	26
Amortization[2]	20	1	40	—	3	64
Non-Cash Interest Costs	—	—	—	—	(2)	(2)
EBITDA	$77	$80	$90	$61	$(37)	$271
Restructuring and Other	(16)	—	—	1	—	(15)
Deal Related	—	—	—	—	9	9
Purchase Price Accounting	—	—	(4)	—	2	(2)
Divestitures	—	3	20	—	—	23
Adjusted EBITDA	$61	$84	$105	$62	$(26)	$286

Net Sales	$400	$434	$657	$709	$(3)	$2,197
EBITDA Margin %	19.3%	18.4%	13.7%	8.6%	*	12.3%
Adjusted EBITDA Margin %	15.3%	19.3%	16.0%	8.7%	*	13.0%
1 Management does not allocate income taxes, interest costs incurred at the Corporate level, and certain other Corporate items to the segments.
2 These line items include $1 million of depreciation and $60 million of amortization within the ES and SV segments related to purchase price accounting.
3 Column does not foot due to rounding

EBITDA and Adjusted EBITDA: Q3 2025 QTD

	Three Months Ended September 30, 2025
	ES	MP	Aerials	Corporate and Other / Elims	Total
Net income (loss)[1]	$58	$48	$44	$(85)	$65
Provision for income taxes	—	—	—	29	29
Interest income	—	—	—	(3)	(3)
Interest expense	—	4	—	41	45
Other expense - net	—	—	1	3	4
Operating Profit (Loss)	$58	$52	$45	$(15)	$140
Depreciation	4	5	6	3	18
Amortization[2]	20	—	—	2	22
Non-Cash Interest Costs	—	—	—	(2)	(2)
EBITDA	$82	$57	$51	$(12)	$178
Restructuring and Other	1	(1)	5	—	5
Deal Related	—	—	—	3	3
Adjusted EBITDA	$83	$56	$56	$(9)	$186

Net Sales	$435	$417	$537	$(2)	$1,387
EBITDA Margin %	18.9%	13.7%	9.5%	*	12.8%
Adjusted EBITDA Margin %	19.2%	13.5%	10.5%	*	13.4%
1 Management does not allocate income taxes, interest costs incurred at the Corporate level, and certain other Corporate items to the segments.
2 This line item includes $20 million of amortization within the ES segment related to purchase price accounting.

EBITDA and Adjusted EBITDA: Q3 2026 YTD

	Nine Months Ended September 30, 2026
	ES	MP	SV	Aerials	Corporate and Other / Elims	Total
Net income (loss)[1]	$156	$210	$17	$69	$(317)	$135
Gain on disposition of discontinued operations - net of tax	—	—	—	—	(4)	(4)
Provision for income taxes	—	—	—	—	16	16
Interest income	—	—	—	—	(14)	(14)
Interest expense	—	11	11	1	124	147
Other expense - net	—	—	—	3	5	8
Operating Profit (Loss)	$156	$221	$28	$73	$(190)	$288
Depreciation[2]	14	13	18	20	8	73
Amortization[2]	60	2	107	—	9	178
Non-Cash Interest Costs	—	—	—	—	(5)	(5)
EBITDA	$230	$236	$153	$93	$(178)	$534
Restructuring and Other	(15)	—	—	7	—	(8)
Deal Related	—	—	—	—	90	90
Purchase Price Accounting	—	—	87	—	4	91
Divestitures	—	(2)	22	—	—	20
Adjusted EBITDA	$215	$234	$262	$100	$(84)	$727

Net Sales	$1,267	$1,317	$1,744	$1,851	$(10)	$6,169
EBITDA Margin %	18.2%	17.9%	8.8%	5.0%	*	8.7%
Adjusted EBITDA Margin %	17.0%	17.8%	15.0%	5.4%	*	11.8%
1 Management does not allocate income taxes, interest costs incurred at the Corporate level, and certain other Corporate items to the segments.
2 These line items include $2 million of depreciation and $166 million of amortization within the ES and SV segments related to purchase price accounting.

EBITDA and Adjusted EBITDA: Q3 2025 YTD

	Nine Months Ended September 30, 2025
	ES	MP	Aerials	Corporate and Other / Elims	Total
Net income (loss)[1]	$175	$126	$92	$(235)	$158
Provision for income taxes	—	—	—	51	51
Interest income	—	—	—	(7)	(7)
Interest expense	—	11	—	121	132
Other expense - net	—	—	1	3	4
Operating Profit (Loss)	$175	$137	$93	$(67)	$338
Depreciation	13	13	19	5	50
Amortization[2]	60	2	—	6	68
Non-Cash Interest Costs	—	—	—	(6)	(6)
EBITDA	$248	$152	$112	$(62)	$450
Restructuring and Other	1	10	9	2	22
Deal Related	—	—	—	11	11
Purchase Price Accounting	2	—	—	—	2
Litigation Related	—	—	10	—	10
Adjusted EBITDA	$251	$162	$131	$(49)	$495

Net Sales	$1,264	$1,253	$1,594	$(8)	$4,103
EBITDA Margin %	19.6%	12.1%	6.9%	*	11.0%
Adjusted EBITDA Margin %	19.8%	12.9%	8.2%	*	12.1%
1 Management does not allocate income taxes, interest costs incurred at the Corporate level, and certain other Corporate items to the segments.
2 This line item includes $1 million of depreciation and $60 million of amortization within the ES segment related to purchase price accounting.

Reconciliation of Q3 2026 Pro Forma Adjusted EBITDA Performance

Three Months Ended September 30,
2026 Adjusted EBITDA (as reported)	$286

2025 Adjusted EBITDA (as reported)	186
Less: MP Cranes	(2)
Plus: Legacy REV Corporate / Other	(12)
Plus: Specialty Vehicles	79
2025 Adjusted EBITDA (pro forma)	$251

Pro Forma YoY Change in Adjusted EBITDA	$35
13.9%